Exhibit 4.18

INDIA NON JUDICIAL
Government of National Capital Territory of Delhi e-Stamp
Certificate No. : IN-DL60968549546092N
Certificate Issued Date : 22-Sep-2015 09:04 AM
Account Reference : IMPACC (IV)/ d1736003/ DELHI/ DL-DLH
Unique Doc. Reference : SUBIN-DLDL73600319595732782634N
Purchased by : VIDEOCON D2H LTD
Description of Document Article 5 General Agreement
Property Description : Not Applicable
Consideration Price (Rs.) : 0
First Party (Zero) : VIDEOCON D2H LTD
Second Party : Not Applicable
Stamp Duty Paid By : VIDEOCON D2H LTD
Stamp Duty Amount(Rs.) : 100 (One Hundred only)
Please write or type below this line
This Stamp paper forms an integral part of Hypothecation Cum Loan Agreement dated 21st October 2015
For Videocon d2h Limited
Director/Authorised Signatory
Statutory Alert:
1 The authenticity of this Stamp Certificate should be verified at “www.shcilestamp.com”. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

Certificate No.	:	IN-DL60968942696351N
Certificate Issued Date	:	22-Sep-2015 09:07 AM
Account Reference	:	IMPACC (IV)/ dl736003/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL73600319595688381240N
Purchased by	:	VIDEOCON D2H LTD
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	VIDEOCON D2H LTD
Second Party	:	Not Applicable
Stamp Duty Paid By	:	VIDEOCON D2H LTD
Stamp Duty Amount(Rs.)	:	100 (One Hundred only)

Please write or type below this line

This stamp paper forms an integral part of Hypothecation Cum Loan Agreement dated 21st October 2015.

For Videocon d2h Limited

Director/Authorised Signatory

Statutory Alert:

1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority.

IFD – X (To be stamped as an Agreement, Deed of
Hypothecation and Power of Attorney)
BANK OF INDIA HYPOTHECATION CUM LOAN AGREEMENT (PLANT AND MACHINERY, STOCKS AND BOOK DEBTS)
This Agreement is made at New Delhi on the 21st day of October 2015 by M/s
VIDEOCON D2H LTD (Borrower’s name address and constitution), a public limited company registered under companies act 1956, having its registered office at Auto cars compound, Adalat Road, Aurangabad, Maharashtra-431 005, hereinafter referred to as “Borrower”, which expression shall unless the same is repugnant to the context or meaning thereof shall mean and include, when the Borrower is:-
(a) A company, its successors, assigns and liquidators
in favour of Bank of India, a Body Corporate, instituted under the Banking Companies (Acquisition & Transfer of Undertakings) Act, 1970, having its Head Office at ‘Star House’ Plot No.C-5, G-Block, Bandra-Kurla Complex, Bandra (E), Mumbai-400051 and one of its branches at Pune large corporate branch-Pune. Maharashtra (hereinafter called “the Bank” which expression shall include its successors and assigns)
WHEREAS.
The Bank has at the request of the Borrower granted/agreed to grant to the borrower diverse Banking Facilities with an aggregate limit of Rs: 200,00,00,000/-(Rupees Two Hundred Crores) or enhancement thereof repayable/ payable with interest/commission at the rate and in the manner set out in SCHEDULE – I hereunder written (hereinafter referred to as the ‘said facilities’) on the terms and conditions set out in the sanction letter/s issued by the Bank to the Borrower and interalia on the security and other terms and conditions as set out hereinafter on the Borrower agreeing to maintain the stipulated margin and agreeing to pay the sale proceeds towards its outstanding dues due to the Bank under the said facilities.
NOW THESE REPRESENTS WITNESSETH AND IT IS HEREBY AGREED BY THE BORROWER HERETO as follows:-
1. The Bank at the request of the Borrower, by its letter/s of sanction: PLCB:GP:2015-16:215 dated 28.08.2015 and/or inter alia on the terms and conditions et out therein and hereinafter, has granted/agreed to grant or continue to grant to the Borrower the said facilities with an aggregate limit of Rs: 200,00,00,000/- (Rupees Two Hundred Crores) repayable/payable with interest / payable with interest / commission at the rate and in the manner set out in the Schedule – I hereunder written and penal interest which would be payable on default.
2. The Bank shall have absolute and exclusive discretion without in any way incurring any consequential liability to determine what amounts within the limits sanctioned under the said facilities, it will advance and/or allow to be outstanding from time to time under the said facilities in respective accounts opened by it and the Bank shall be at liberty without in any way incurring any consequential liability to refuse to allow or cease to make any further drawings or advances thereon at any time without any previous notice to the Borrower and without assigning any reason whatsoever.
For Videocon d2h Limited
Director/Authorized Signatory

3. The borrower hereby agrees that in the case of Cash Credit, Overdraft, demand loan or other such facilities the borrower shall on demand forthwith pay to the Bank the outstandings owing to the Bank in respect of the loans inclusive of interest, additional interest, penal interest, costs, charges and expenses. However, in case where for any reason any of the said facilities is permitted by the Bank at its absolute discretion to be repaid in instalments and on such terms as may be stipulated, when the conditions applicable to term loans herein shall apply to the said loan subject to such changes as may be stipulated by Bank. Such permission if and when issued by Bank to borrower at the request of borrower shall also form part of this agreement and shall be binding on the borrower as stated herein. The term loan in the said facilities shall be repayable in instalments on the respective dates and in the manner stated in Schedule I hereunder. The Borrower further agrees that the borrower shall repay/pay the amount outstanding under the said facilities in the manner set out in Schedule-I hereunder written and shall pay interest/commission at the rate and in the manner set out in the said Schedule-I provided that the Bank shall be entitled to change the rate/s of interest and/or commission in respect of the said facilities from time to time as per Bank Rules and the borrower shall be deemed to have notice whenever the said change in rate of interest are displayed in Notice Board of Bank or published in Newspapers or in the Website of the Bank or made through entry of interest charged in pass books/statement of accounts given to borrower in that regard and if any acknowledgement of debt with such amended rates are executed by the borrower shall also be an acceptance of the change in rate of interest if any in which case the repayment schedule shall stand amended accordingly. PROVIDED FURTHER that if default shall be committed by the Borrower in the payment of instalment/interest/ commission on due date, then the Borrower shall pay to the Bank the overdue instalment/ commission which had not been paid with further interest/commission thereon calculated at 2 % per annum over the agreed rate of interest or at such rates at the discretion of the Bank and in the manner as would be decided by Bank from the date on which the instalment/interest/commission has become due till payment, PROVIDED further that nothing herein contained shall prejudice the right and power of the Bank herein or under law for the time being and from time to time in force to enforce the payment of the overdue interest/commission or otherwise to enforce the security.
4. In case of Terms Loan in the said facilities, the Bank, in its sole discretion and on such terms as to pre-payment charges, etc., as it may prescribe, permit acceleration of equated monthly instalments or pre-payment at the request of the borrower, which prepayment charges shall not in any case be less than 2 % of the amount then due and payable over and above the agreed rate of interest or at such other rate.
5. In consideration of the Bank having agreed to grant or continue to grant to the Borrower the said facilities as set out in Schedule I hereunder written, the Borrower doth hereby hypothecate to and charge in favour of the Bank:-
a) All tangible movable machineries and plants (both present and future), whether installed or not and whether lying loose or at site or in transit or acquired subsequently, a short particulars of which are disclosed in Part-A of Schedule-II hereunder written or which may at any time during the continuance of this security being installed or lying loose or in cases or being in or being in or upon or about the Borrower’s premises godowns at New Delhi, Mumbai, Pune, Aurangabad or wherever else the same may be or be held by any party anywhere to the order and disposition of the Borrower or in the course of transit to the Borrower (all of which are hereinafter called “the hypothecated machinery”)
For Videocon d2h Limited
Director/Authorised Signatory

b) All tangible movable properties, assets and stocks, whatsoever nature of the Borrower (both present and fixture) including but WITHOUT PREJUDICE TO the generally of the foregoing all stocks of raw materials such as Set-top boxes, amplifiers, signal strengthening equipment, cable wiring, Antenae, satellite dishes, CPE hardware equipment, etc and semi finished goods, spare parts, components (including spare parts and stores relating to plant and machinery both present and future) and stocks in process of the Borrower wheresoever situate at New Delhi, Mumbai, Pune, Aurangabad, or anywhere else a short particulars whereof are described in Part B of Schedule – II hereunder written and/or in transit-now belonging to or that may at any time during the continuance of its security belong to the Borrower or that may be held by any party to the Order and/or disposition of the Borrower (all of which are hereinafter referred as “the hypothecated goods”); and
c) All the present and future book-debts, outstandings, money receivables, claims, bills which are now due and owing or which may any time hereafter during the continuance of this security become due and owing to the Borrower in the course of his business by any person, firm, company or body corporate or by the Central Government or any State Government or any Government Department or office or any municipal or local or public or semi-governmental body or authority or any body corporate or undertaking or project whatsoever (all of which are hereinafter collectively referred to as “the said Debts”) and stated under Part C of Schedule II.
To the intent that the security and charge hereby created shall be a security by way of first charge on all the said hypothecated machinery, hypothecated goods and the said book debts (hereinafter for brevity’s sake collectively referred to as “the hypothecated assets”) for the due payment as provided in this deed of all moneys, including the principal sums/instalments/interest/ commission costs, charges and expenses and all other moneys, whatsoever due owing and payable by the Borrower to the Bank, under or in respect of or in connection with or in anywise concerning or relating to the said facilities agreed to be granted and/or granted byh the Bank to the Borrower as aforesaid AND ALSO for due repayment of all present and future indebtedness and liabilities of the Borrower to the Bank of any kind in any manner whether solely or jointly, primary or collateral, accrued or accruing with all relative interest/commission, charges, costs (between Advocate and client) and expenses.
6. The Borrower confirms and declares that the Bank has agreed to disburse the money under the said facilities on the representation by the Borrower that the Borrower will utilise the said facilities only for the purposes for which the said facilities are granted or agreed to be granted by the Bank and not for only other purpose whatsoever. The Borrower is aware that if the Bank apprehends or has reason to believe that the Borrower has despite the said representations utilised the said facilities for any other purpose, the Borrower and all the persons responsible for such diversion of funds for any other purpose, that for which it was granted by the Bank, without taking prior specific sanction in writing, shall be personally liable for misrepresentation and the bank shall have notwithstanding anything contrary contained in these presents or any other Deed, documents or writings and without prejudice to its rights and remedies under these presents or in law for the time being in force/demand be entitled to the payment/repayment of all moneys, outstanding under the said facilities with interest / commission as set out in the Schedule I hereunder written and the Borrower shall be bound to pay forthwith all such moneys to the Bank.
For Videocon d2h Limited
Director/Authorised Signatory

7. The Borrower further confirms having represented to and for the benefit of the Bank and hereby declares and warrants that:-
i) it has the power and authority to own its assets and carry on business as it now being conducted and proposed to be conducted and further state it shall not change/vary the constitution, name, location of the unit, product line, technical process and machinery, godown without prior written permission of the Bank.
ii) It has the necessary power to enter into this deed and to borrow and perform its obligation under this deed and has taken all necessary and other actions to authorize the execution delivery and performance of this Deed in accordance with the terms of the letters of sanction of Bank.
iii) This Deed constitutes legally binding obligations of the Borrower enforceable in accordance with its terms,
iv) The Borrower shall without fail retain/mention in all his/its/their contract/invoice a term to the effect that the payment or the invoice contract shall be made only by a cheque drawn in favour “Bank of India A/c ” and not otherwise.
v) The execution, delivery and performance of this Deed by the Borrower does not and will not exceed any power granted to the Borrower or violate any provision of–
a) Any law or regulation or any order or decree on any Governmental Body/authority/agency or Court to which the Borrower is subject; or
b) Any mortgage, charge, deed, contract or other undertaking or instrument to which the Borrower is a party or it binding upon it or any of its assets and will not result in the creation of imposition of any security, interest or any obligation to create or impose any mortgage, charge, pledge, lien or encumbrance of any nature whatsoever on any of its assets or revenues,
vi) The said hypothecated plant & machineries and the said hypothecated goods are movable and constitute movable property.
8. The Borrower hereby represents and assures the Bank that except for the purpose of sale or dealings in the ordinary course of its business the Borrower shall not, except with the prior specific approval in writing of the Bank and subject to the stipulated margin of security required by the Bank being fully maintained, remove or cause or permit any of the hypothecated assets or divert or dispose off or cause or permit any the hypothecated assets in transit to be disposed off or diverted or otherwise deal with any of the hypothecated assets and further represents and assures that the proceeds of sale of any of hypothecated assets as soon as received, shall be forthwith paid to the Bank in satisfaction of the balances, then due and owing on the said accounts under the said facilities but not to any other Bank or party, without prior specific written consent of the Bank and till then all sales, realization and insurance proceeds of the hypothecated assets shall be held by the Borrower in trust for the Bank as the Bank’s exclusive property for appropriation of the amounts due under the said facilities provided further that the Borrower shall not make any sale of the hypothecated machinery or hypothecated goods, upon being prohibited in writing by the Bank from doing so.
For Videocon d2h Limited
Director/Authorised Signatory

9. During the continuance of this security the Borrower will keep the hypothecated machinery and hypothecated goods in the premises these are at present lying or installed and all the machinery and equipment with its accessories and spare parts to be purchased by the Borrower shall be installed and/or stored in the Borrower’s premises, as intimated to the Bank or at such premises as the Bank may allow in writing to the Borrower. The Borrower shall not remove or cause or permit to remove the hypothecated machinery or any part thereof from the said premises or cause or permit to divert the hypothecated machinery or any part in transit elsewhere.
10. The Borrower shall furnish to the Bank regularly every month and/or at any other time or times as the Bank may require a statement or statements of the hypothecated assets in the form required by the Bank and in addition furnish a full and correct statement of all the hypothecated assets stating quality quantity, description, the cost or the market value thereof the cost price or market value of unpaid stock whichever is lower, the other places where they are stores lying or installed for the time being, from and to what places they are in transit as provided for herein. The Borrower is aware that that the drawing power of the Borrower under the said facilities is depending on such statement and as such if wrong statements are given by him especially regarding the quality, quantity and the price of the stocks, misrepresenting the facts, it will amount to misrepresentation to the Bank; for inducing it to advance moneys under the said facilities and thus causing loss to it for which the Borrower will be criminally liable in addition to the other remedies hereunder the Law.
11. The Borrower shall furnish to the Bank such verified statements/reports/, documents and other particulars and information as required by the Bank and execute all such documents and do all such acts, things which the Bank may require to give effect to the securities created in its favour and if the Borrower shall fail to do so within a week of demand in writing the Bank shall be entitled to execute such documents and do all acts and things on behalf of the Borrower and shall also be entitled to charge penal interest at the rate as per the discretion of Bank which shall not in any way be less than the penal interest stated in sanction letter of Bank stated earlier in this deed unless otherwise agreed to by Bank.
12. The Bank or any person or persons appointed or nominated by it shall have the right at all times with or without notice to the Borrower to enter into all the premises, where the hypothecated assets including the premises where the books of accounts or other records documents etc., relating to the hypothecated assets are lying or left and to inspect value and take particulars of the same and/or to take abstracts from such books of account, etc., and the Borrower shall produce all such records, books, vouchers, evidences and other information as the Bank or persons/person appointed or nominated as aforesaid by the Bank may require.
13. It shall be lawful at any time and from time to time during the continuance of this security to appoint and employ at the instance of the Borrower in all respects either temporarily or for such period as the bank shall think fit a person or firm or Company to inspect and value on behalf of the Bank the hypothecated assets and the Borrower shall pay to the Bank on demand the fees or other remuneration, cost, charges and expenses payable to such person/firm/company and the costs, charges and expenses incidental to such valuation (the statement of such fees remuneration costs charges and expenses by the Bank being conclusive and binding on the Borrower) and in default the Bank shall be at liberty to debit any account of the Borrower with the Bank and the amount so debited shall form part the moneys hereby secured. Any such valuation shall be conclusive against and binding on the Borrower.
For Videocon d2h Limited
Director/Authorised Signatory

14. The Borrower shall keep proper books of accounts of its business and carefully keep and preserve all the documents, papers, vouchers in connection with or relating to the hypothecated assets and will at any time when required produce such books, documents and vouchers for the inspection of the bank Officials of any of them and allow them access thereto and to make copies or extracts from the same.
15. The Borrower shall pay all rent, rates, taxes, cesses, payment and other outgoings in respect of any immovable property in or on which the hypothecated assets may for the time being lying and shall keep such property fully insured against loss or damage, fire, riot, earthquake or civil commotion and shall also insure the same against such other risks as the Bank shall require and shall produce the policies of company to the bank whenever required by it.
16. The Borrower shall also duly pay all the rents, rates, taxes, cesses, dues, duties etc., including Income-Tax, Sales Tax, Excise Duties, Customs Duties and duly perform and discharge all the obligations according to law and shall immediately upon any proceedings being initiated against the Borrower for violation or alleged violation of any law give notice of such action or proceedings to the banks if any, or of such action or proceedings which shall or is likely to affect their interest under this Deed. The Bank shall have a right to intervene in such actions or proceedings entirely at the cost of the Borrower and also a right (exercisable at the sole discretion of the Bank) to redeem the hypothecated assets or any of them from confiscation and/or forfeiture by payment of such rents, rates, taxes, cesses, dues or duties and fine or penalty etc., as may have been paid by it and the costs of any such action or proceedings including costs on full indemnity basis that may be incurred by the Bank and all such amounts due from the Borrower to the Bank with interest thereon as hereunder provided shall also be a charge upon the hypothecated assets as if all such moneys had been advanced by the Bank to the Borrower under and secured by these presentes.
17. The Borrower shall on demand endorse all Bills of lading, railway/warehouse receipts, delivery order or other documents of title to the hypothecated goods and/or hypothecated machinery or any of them for payment thereof in favour of the Banks and hereby specifically appoints the Bank and the persons who shall from time to time be the manager or Principal Officer of the Bank to jointly and/or severally the attorney/attorneys of the Borrower to endorse any such Bill of lading, railway receipt, warehouse receipt or delivery or document of title and to do any act deed or thing and execute any document or insurance which the Borrower is bound hereunder to do or execute.
18. The Borrower shall if so required by the Bank and/or in default may cause a board or boards with the name of the Bank legibly and distinctly printed thereon stating that the assets are hypothecated to bank be placed and at all times maintained in a conspicuous position upon and within all godowns, jaithas or other places of storage into or upon which any of the machinery and or stocks for the time being hypothecated and charged as aforesaid to the Bank are or shall be brought or lying during the continuance of these presents.
19. The Borrower hereby expressly declares and assures that all sales, realisation insurance proceeds compensation amount and all other moneys received from, out of or in respect of the hypothecated assets shall be held by the Borrower for the benefit of and in trust for the Bank for the payment of the amounts due and payable by the Borrower to the Bank in respect of the said facilities under provision hereof.
For Videocon d2h Limited
Director/Authorised Signatory

20. The Borrower shall at all times during the continuance of the security keep and maintain such margins of security in favour of the Bank (hereinafter called the said margins0 as hereinafter mentioned.
i) 43 % against raw material, finished goods;
ii) 43 % against stores;
iii) 43 % against goods in process;
iv) / % against book-debts outstanding of 2 or 3 months;
v) / % against book-debts outstanding for more than 3 months to less than 6 months.
The Borrower shall not at anytime operate or draw against the account so as to cause the debit balance in such account at any time to exceed such percentage or percentages as the Bank, may from time to time determine of the costs or market value (market value as found by the Bank) whichever is lower of the hypothecated assets or any class or category or portion of the hypothecated assets as specified by the Bank from time to time. It is hereby expressly agreed that the Bank shall be at liberty to fix different margins for different classes or categories or portions of the hypothecated assets as it may deem fit in its discretion and may at like discretion vary or increase such margins at any time and from time to time.
If and so often as the said margin shall fail to be maintained then the Borrower shall forthwith (according as the Bank may require) either hypothecate to the bank further assets or tangible movable property approved by the Bank and of sufficient value to make up the deficiency or shall reduce the amount for the time being due to the bank by cash payment so as to maintain the said margin.
21. The Borrower hereby declares and guarantees that the hypothecated assets are the absolute property of the Borrower and that the Borrower has good right and title to the same and to charge the same in favour of Bank.
22. The Borrower hereby declares that the said hypothecated assets shall always be its absolute property at its disposal and free from any prior charge or encumbrance (subject to the charge created hereunder) and further declares that nothing herein shall operate to prejudice the Bank’s right or remedies in respect of any present or future security, guarantee obligations or decree for any indebtedness or liability of the Borrower to the Bank.
23. The Borrower agrees and undertakes to execute on demand by the Bank such further documents/instruments as may be required by it to vest the said hypothecated and charged assets or an of hem in favour of he bank or o render he same readily realizable or transferable by the bank at any time.
The borrower declares further that borrower does not have any banking account and/or borrowing arrangements or facilities elsewhere and will not open or operate such accounts with any Bank or any Institution without the prior permission of the Bank.
24. The Borrower will not receive, compound or realise any of the said Debts or do anything whereby recovery of the same may be delayed or prevented without the specific written consent of the Bank and will keep proper books of accounts of its business and carefully keep and preserve all the documents papers and vouchers in connection with or relating to or which
For Videocon d2h Limited
Director/Authorised Signatory

prove or are likely to prove and said Debits or any part thereof and will at any time when required produce such books, documents, papers and vouchers for the inspection of the Bank and its officers, agents and allow them access thereto and to make copies or extract from the same Borrower further agrees to submit the statement of the said debts every 3 months from the date of execution of these presents and also at times when demanded by Bank and all such statements shall also be deemed to be part of this deed The borrower declares that the said debts shall always be free from any prior charge or encumbrance and borrower shall execute on demand by Bank such further documents as may be required by Bank to vest the said debts or any of them in the Bank and to render the same readily realisable or transferable by Bank at any time subject as aforesaid, the borrower shall be at liberty to deal with the said debts in due curse of business on the express understanding that the said debts and all proceeds and/or realisations thereof and documents of title relating thereto are always kept distinguishable and as exclusive property of the Bank and borrower shall not create or suffer any charge of any nature over the said debts.
25. The Borrower shall not without the previous specific consent of the Bank in writing create further charge by way of pledge, hypothecation, mortgage, charge, lien or other encumbrance upon or in respect of the hypothecated assets or any of them or any part thereof in any manner whatsoever and will not permit or suffer to be done any act or things which may adversely affect or prejudice the security of the Bank.
26. The Borrower shall at its own costs and expenses during the continuance of this security keep hypothecated assets in marketable and good condition and shall likewise at its own expenses insure and keep insured the same against loss or damage by fire, riot, theft and strikes and robbery and such other risks as may be required by the Bank or by law to be insured against for full market value thereof with an Insurance Company approved by the Bank. The Borrower shall ensure inclusion in or attachment to all such policies of the usual mortgage clause of the Bank. The Borrower shall punctually pay the premia due for all such insurance policies and shall produce receipt for payment of every such policy of insurance. The Borrower shall renew the policy two weeks before the maturity date and furnish the renewed policy to the Bank.
27. In default of maintenance of the hypothecated assets by the Borrower in good repair and marketable condition or in default of maintaining of insurance as aforesaid the Bank may (but shall not be bound to) keep the hypothecated assets in good repair and marketable condition and effect or renew such insurance. Any premium paid by the Bank and any cost charges and expenses incurred by the Bank shall be paid by the Borrower forthwith on demand and shall until repayment with interest at the rate aforesaid be treated as if the same were advanced by the Bank and be charged on the hypothecated assets.
28. The insurance policies shall be made out in the joint names of the bank as hypothecate and borrower as hypothecator and held by the Bank on behalf of it.
29. In the event of loss or destruction by fire or otherwise damage to the hypothecated assets or any part thereof, the Bank shall be entitled to recover and receive all moneys payable under the Insurance policy or policies. In the event of the Bank not receiving the amount payable under the insurance policies wholly or partially for any reason whatsoever or the sums of money realised from Insurance be insufficient to cover the moneys due to the Bank, the Bank shall be entitled to demand payment of and the Borrower shall be bound to pay forthwith the balance due to the Bank. It is the duty of the Borrower to ensure that monies payable under the Insurance Policy are received by the Bank.
For Videocon d2h Limited
Director/Authorised Signatory

30. In any of the following events, that is to say:-
a) if the Borrower fails to pay any amount by way of principal, interest, penal interest or otherwise due to the Bank hereunder on the date on which the same shall become due and payable or in the case of any sum expressed to be payable upon demand being made and on the borrower’s failure to pay upon such demand forthwith.
b) If the Borrower commits any default in performing any of its obligation hereunder or commits breach of any of the covenants or conditions herein contained or in the letters of sanction given by the Bank in respect of the said facilities to the Borrower including submission of stock statements, book debts and such other statements as shall be required by Bank, or
c) Any installment of the term loan in the said facilities being unpaid upon the respective due date for payment thereof;
d) If any representation warranty, covenant or statement made by the Borrower is not complied with or proves to be false or has been violated in any material respect as of the date at which it is made or deemed to be made or any event occurs as a result of which is any such representation or warranty immediately thereafter would be untrue, incorrect or misleading in any manner or
e) If any present or future indebtedness of the Borrower is not discharged within any applicable grace period or becomes due and payable prior to its stated maturity; or
f) If the Borrower fails to pay when due or expressed to be due any amount payable or expressed to be payable under any present or future guarantee for any borrowed money; or,
g) If a distress or execution of other legal process is levied or enforced or sued upon or against any part of the property of the Borrower and is not discharged within seven day of having been so levied, enforced or sued out; or
h) If any creditor or other person or authority takes possession of or a receiver is appointed of the whole or part of any of the undertaking property or assets of the Borrower; or
i) If the Borrower becomes insolvent or is unable to pay its debts as they mature or takes any proceedings for a re-adjustment or deferment of its obligations or any part thereof or makes or enters into a general assignment or any arrangement or composition with or for the benefit of its creditors, or an order is made or an effective resolution is passed for winding up the Borrower or if the Borrower threatens to stop payment or ceases or threatens to cause to carry on its business; or
j) If any governmental or other license approval authorisation, consent or exception, required to enable the Borrower to perform any of its obligations under this Deed, is withdrawn or modified or if it becomes otherwise unlawful for the borrower to perform any of its obligations under this Deed; or
k) If the properties and assets offered as security to the Bank have not been insured and kept insured by the Borrower or depreciate in value to such an extent that, in the opinion of the Bank further security to the satisfaction of the Bank should be given and such security has not been given to the Bank despite request and demand in this behalf by the Bank; or
l) If without the prior approval of the bank any Land building, structures, plant and machinery of the Borrower are sold, disposed of and/or charged encumbered or alienated or the said buildings, structures, machinery plant and other equipments are removed, pulled down or demolished, or
m) If the financial institutions and/or Banks with whom the Borrower has entered into or shall be entering into agreements for financial assistance have refused to disburse the money or any part thereof or have recalled the same under their respective agreements with the Borrower, or
For Videocon d2h Limited
Director/Authorised Signatory

n) If such circumstance have occurred this in the opinion of the bank would make it improbable for the Borrower to fulfill its obligations under this Deed; or endanger or be likely to prejudice or endanger its securities;
o) If the financial results of the Borrower show that the working of the Borrower is not sound or conducive to the interest of the Borrower or its creditors of the Bank has reasonable apprehension that the Borrower is unable to pay its debts or the Bank is of opinion that in order to protect the Bank’s interest it is necessary to demand immediate payment of its dues;
p) Any change in the management of the Borrower or of the management of the undertaking is taken over or is nationalised by the Central of State Government;
If any of the said event shall occur, then and without prejudice to its other rights and remedies.
i) It shall be lawful for the Bank forthwith or at any time thereafter and with or without due notice through its Officers, agents, nominees and assignees to enter into or upon any place or premises and take possession of the hypothecated assets or any part thereof and for the purpose of such entry to do all acts deeds or things deemed necessary by the Bank including breaking open any lock on any place where the hypothecated assets and/or the books of accounts and other records are or maybe lying or kept and thereupon either forthwith or at any time and from time to time and without any notice either by public auction or tender or private contract to sell/realize/recover and dispose of all or any part of the hypothecated assets in such manner as the Bank shall think fit and receive consideration for the same and transfer and assign or otherwise dispose off or deal with all or any part of the hypothecated assets;
ii) The Bank shall be entitled to deduct and appropriate from the proceeds realised as aforesaid all expenses in connection with the exercise of the aforesaid powers and to appropriate the net sale proceeds towards the outstandings under the said facilities;
iii) The Bank shall also be at liberty to enforce realise settle compromise refer to arbitration and deal in any manner with any rights or claim which may be set up in respect of the hypothecated assets or any of them and to complete any engagements and carry on the business of the Borrower through agents, managers or otherwise without being bound to exercise those powers.
iv) The Bank shall not be liable in the event of the exercise of any of the aforesaid powers for any involuntary losses which may occur in or arising from such exercise and such exercise shall be without prejudice to any other rights and remedies and notwithstanding any pending suit or other proceedings relating to the hypothecated assets;
v) Notwithstanding that there may be any pending suit or other proceedings the Borrower hereby undertakes to transfer and deliver on demand to the Bank all relative contracts, securities and documents and papers relating to the hypothecated assets and the Borrower shall accept the Bank’s account of sales and realisation as conclusive and shall forthwith pay to the Bank on demand any shortfall or deficiency thereby shown.
vi) If the net sum realised by such sales and realisation shall be insufficient to pay the Borrowers’ debt to the Bank in full, the Bank shall be at livery to apply any other money or moneys in the hands of the Bank standing to the credit of or belonging to the Borrower in or toward the payment of the balance due to the Bank, AND in the event of there still being a deficiency, the Borrower shall forthwith pay such deficiency provided
For Videocon d2h Limited
Director/Authorised Signatory

that nothing herein contained shall in any manner prejudice or affect the remedy of the Bank against the Borrower.
vii)The Borrower shall accept without question the Bank’s account of such sale or sales or other transactions signed by any agent or other authorized officer of the Bank as sufficient proof of the amount realised or due by or under the sale or sales or transactions and the costs charges and expenses incurred in connection therewith.
viii) The Bank shall have all other powers incidental to and necessary for the realisation of their security under these presents.
Any delay in exercise or omission to exercise any right, power or remedy accruing to the Bank upon any default under the agreement or any other deeds or agreements executed by the borrower shall not impair or prejudice any such right power or remedy nor shall it be construed to be a waiver thereof or any acquisance in such default or any such acquisance in such default nor such inaction of the Bank in respect of any default affect or impair any right, power or remedy of the Bank in respect of any such default
31. As and when the Bank seeks to enforce the security and take possession of the hypothecated assets or any part thereof the Borrower shall comply with all such directions as may be given by the Bank and afford every facility for placing and keeping the Bank in exclusive possession, custody and control of the hypothecated assets and in such manner that such possession, custody and control shall be apparent and indisputable. Pending seizure by Bank of the hypothecated assets and documents and any sale proceeds/realizations received by the Borrower on sale in ordinary course and any insurance moneys received shall be held as the Banks exclusive property specifically appropriated to this security and the Borrower will not make or suffer any mortgage or charge or encumbrance affecting the same or any part thereof nor do or allow anything which may prejudice the security.
32. If and when the Bank exercises its right to demand payment of the moneys to it or to take possession of the hypothecated assets or any of them as herein provided the Borrower shall be deemed to be in possession of the hypothecated assets as agent of the Bank. Even after the security hereby created shall have become enforceable or have been enforced and even after the Bank shall have taken possession of the hypothecated assets or any of them in enforcement of the security or appointed or caused to have appointed a Receiver or shall have taken any other action in exercise of the powers hereby conferred on the Bank, the Bank shall be entitled to store the hypothecated assets and other movable assets forming part of the security in the Borrowers’ premises where they may be lying and the Borrower shall be liable to and shall bear and pay on demand the cost of storing and keeping the same for such premises including the rent or compensation payable for such premises and the salary and remuneration of watchman and other personnel that may be engaged for security preservation and handling of the same until the full and complete enforcement and realisation of the security;
33. The Borrower shall not until realisation of the security adversely deal with such premises belonging to or possessed by the Borrower nor its right thereto nor any other assets forming part of the hypothecates assets;
34. The Bank shall also be entitled to hire or require storage space in any other premises to store any or all the hypothecated assets and to engage watchman and other personnel as aforesaid as the watchman or other personnel of the Borrower and the Borrower shall pay the rent or
For Videocon d2h Limited
Director/Authorised Signatory

compensation payable for or in respect of such other premises and pay salary of watchman and other staff on demand and until repayment such rent or compensation and other moneys and interest thereon at the rate herein provided for shall be a charge upon the hypothecated assets.
All expenses incurred by the Bank for protection, preservation, storage etc., shall be a first charge on the net sale proceeds/realizations/recoveries.
35. Notwithstanding the Bank taking possession of the hypothecated assets, the Borrower shall be solely responsible in all respects and the Bank shall not in any way be responsible for or in respect of the quantity, quality, or state of repair or condition of the hypothecated assets or loss, destruction or deterioration thereof or damage thereto occasioned by theft, robbery, fire, riot strike, civil commotion or otherwise howsoever, whatever may be the circumstances under which such loss destruction deterioration or damage may arise.
36. The Borrower shall indemnify and keep indemnified the Bank against all losses, demands, damages, costs, charges and expenses in respect of the hypothecated assets sustained or made against the Bank.
37. On a sale by private contract or public auction under the provisions of sub-clause 30(i) hereof, the Bank shall be entitled to charge and retain as part of the costs charges and 43expenses incurred in connection therewith such commission as the Bank shall at its sole discretion fix and shall not be liable to account for the same to the Borrower. Such commission shall be in addi5tion to any brokerage or outgoing payable in respect of any such sale. If the sale proceeds are not sufficient to pay the amount of such commission the Borrower shall pay the same forthwith to the Bank on demand;
38. The Bank shall be entitled from time to time to appoint remove and replace any person or persons as receiver of the hypothecated assets or paqr4t or parts thereof or as agent or manager and to empow3er him or them to exercise all or any of the powers vested in the Bank by this Deed in respect of the same and shall be entitled to recover and receive from the Borrower the remuneration and/or charges or fees of such receiver’s agents managers or other persons. Such receivers, agents, managers or other persons shall be deemed to be the agents of the Borrower and the Bank shall not be liable for and shall be entitled to be indemnified and kept indemnified by the Borrower against and in respects of all involuntary acts, defaults, negligence and mistakes (whether arising in the usual course of business or otherwise) of any such Receivers Agents, Managers or other persons and all losses, damages, claims demands suits, proceedings, costs, charges an expenses sustained incurred or made in respect thereof;
39. In case of suit being filed or action being taken by the Bank to enforce the security created hereunder and to realise its dues, the Bank shall have right to get an ad-interim receiver appointed of the hypothecated assets with all powers under Order XL Rule I of the code of Civil Procedure 1908 or under any other provisions of law including powers to take possession of hypothecated assets and to sell the same by private treaty or public auction entirely at the risks and to costs and consequences of the Borrower.
40. This security shall be a continuing security for all moneys from time to time due and payable by the Borrower to the bank and the accounts in respect of the said facilities are not to be considered to be closed for the purpose of this security and the security is not to be considered exhausted either by reason of the said accounts or any of them showing nil balance or being
For Videocon d2h Limited
Director/Authorised Signatory

brought into credit at any time or from time to time or of its being drawn upon to the full extent, if afterwards reopened by a payment to credit or by realising of any demand for repayment being made by the Bank.
41. In addition to general hen or similar rights, to which the Bank as banker may be entitled by law, the Bank may at any time and without notice to the Borrower combine or consolidate all or any of its accounts with and liabilities to the Bank ands set off or transfer any sum or sums of money standing to the credit of anyone or more of such accounts in or towards the satisfaction of any of its liabilities to the Bank or any other account or in any other respects whether such liabilities be actual or contingent, primary or collateral or several or joint.
42. The Borrower hereby authorises and irrevocably appoints the Bank and or its officers as its Attorneys and authorises the Bank to act for and in the name done by the Borrower hereunder and generally to use the name of the Borrower to do whatever the Borrower may be required to do under these presents and generally to use the name of the Borrower in exercise of all or any of the powers by these presents conferred on the Bank including to demand, recover, receive collect. Sue for any of book debts, money receivables, money outstanding, claims bills, supply bills of the Borrower and the Borrower shall bear the expenses that may be incurred in this regard and Bank shall be entitled as its agent attorney to exercise all or any such powers for recovery of any book debts without any further reference in this regard to the borrower and all such ac5tions taken in pursuance to these presents as agent shall be fully binding on the borrower and shall not be challenged by borrower.
43. Nothing herein contained shall prejudice or affect any general or special hen to which the Bank is or may by law or otherwise be entitled or any rights or remedies of the Bank in respect of any present or future security, guarantee, obligations or decree for any other indebtedness or liabilities of the Borrower to the Bank nor shall anything herein contained prejudice the right of the Bank to enforce or have recourse to the security under this Agreement without enforcing or having recourse in the first instance to any other security held by the bank from the Borrower and the Bank shall be entitled to sue on anyone of such securities without being bound to sue on all such securities;
44. any delay in exercising or commission to exercise any rights power or remedy exercisable by the Bank under the security or under these presents or otherwise under any law or rules shall not impair any such right power or remedy or be construed to be a waiver thereof or be construed to be acquiescence in any default affect or impair any right power or remedy of the Bank in resp3ect of any other or subsequent default.
45. Any demand or notice to be made or given or to any party hereto may be made or given by leaving the same at or posting the same by registered post or under certificate of positing in an envelope addressed in the case of the Borrower to its last known address on the records of the Bank or at its Registered Office or Branch Office with which the Borrower has dealing under this Agreement and ever such demand or notice shall when delivered by the bank to the post office be deemed to be duly received by the Borrower as the case may be at the time at which it would have been delivered in the ordinary course of post at the Office in question.
46. All payments made by the borrower and all recoveries received by the Bank either by sale of the hypothecated assets with or without the co-operation of the borrower and any insurance claim received from any Insurance Company and related to the hypothecated assets and all
For Videocon d2h Limited
Director/Authorised Signatory

recoveries received from the guarantor or any third party shall be appropriated to any of the loan accounts of the borrower with the Bank at its discretion in the following order:-
i) Interest on costs, charges, expenses and other monies,
ii) Costs, charges expenses and other monies,
iii) Interest, including additional interest, penal interest and commitment charges,
iv) Repayment of instalments of principal due and payable
And if any part of the money recovered/received remained after such adjustments, then the Bank shall be entitled to apply the same towards any other sum or sum of moneys which may be due and owing by borrower to the Bank on any other account whatsoever and if after settlement of all claims of Bank against the borrower any surplus remains, such surplus shall remain at the disposal of the borrowers.
47. The Bank shall have the right to disclose the names of the borrowers and the particulars of the facilities granted/to be granted to Reserve Bank of India, statutory authorities, government Authorities, Courts, Tribunal, other Banks and financial institutions and to the Credit Information Bureau (India) Ltd., if and when called for and the borrower duly agrees and consents to the absolute right of the Bank in this regard.
48. The Borrower further agrees that Bank shall have the right to assign and securities the debt/loan facilities granted and being enjoyed by borrower with its underlying securities to any Bank, Financial Institution, Asset Reconstruction Company, Securitisation Company or to such other Company at Bank’s discretion and any such assignment of debt and/or securitisation of debt with or without its underlying securities shall bind the borrowers and the borrower agrees and consents to execute all such other deeds and documents whenever required by Bank to effectively complete the said assignment/securitisation to the satisfaction of the Bank.
49. The Borrower shall pay forthwith on demand to the bank the cost on full indemnity basis incurred by it in connection with the preparation engrossment and execution of this Deed and of the registration of the security with the Registrar of Companies and all other costs on full indemnity basis incurred by the Bank hereafter in connection herewith or with the enforcement of attempted enforcement of the security hereby created or the protection or defense or perfection thereof or for the recovery of any moneys hereby secured and of all suits and proceedings of whatsoever nature for the enforcement or realisation of the security hereby created or the recovery of such moneys or otherwise in connection herewith or in which the Bank may be joined as a party or otherwise involved by reason of the existence of the security hereby created or otherwise.
50. The terms and conditions laid down by the Bank and set out in the letters of sanction to the Borrower be deemed to be part and parcel of this Deed as between the Bank and the Borrower and binding as between them.
51. Any clause in this agreement that is or may become prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective only to the extent of such prohibition or unenforceability without invalidation the remaining provisions of this memorandum or affecting the validity or enforceability of such provision in any other jurisdiction.
IN WITNESS WHEREOF the Borrower has executed this Agreement on the day of the year first hereinabove written.
For Videocon d2h Limited
Director/Authorised Signatory

15

SCHEDULE I

Facility amount/ Limit	Repayment Schedule/ Installment				Rate of interest/ commission	Rests whether Monthly/ Quarterly/ Half yearly
Term loan	24 graded quarterly instalments, commencing from October 2016 as under:				3.55% above BOI base rate presently 13.25%	Monthly
	Oct-16	Rs. 2.50 Cr	Oct- 19	Rs.10.00 Cr		
	Jan- 17	Rs. 2.50 Cr	Jan-2020	Rs.10.00 Cr		
	Aprl-17	Rs. 2.50 Cr	Aprl-20	Rs.10.00 Cr		
	July-17	Rs. 2.50 Cr	July-20	Rs.10.00 Cr		
	Oct-17	Rs. 3.75 Cr	Oct-20	Rs.12.50 Cr		
	Jan-18	Rs. 3.75 Cr	Jan-2021	Rs.12.50 Cr		
	April-18	Rs. 3.75 Cr	Aprl-21	Rs.12.50 Cr		
	July-18	Rs. 3.75 Cr	July-21	Rs.12.50 Cr		
	Oct- 18	Rs. 7.50 Cr	Oct-21	Rs.13.75 Cr		
	Jan-19	Rs. 7.50 Cr	Jan-2022	Rs.13.75 Cr		
	Aprl- 19	Rs. 7.50 Cr	April-22	Rs.13.75 Cr		
	July-19	Rs. 7.50 Cr	July-22	Rs.13.75 Cr		

*A separate Annexure showing the details of instalments and amounts, duly signed by the Borrower has to be enclosed if space is not enough to include it here specifying the rate of interest on default on the defaulted instalments/interests.

** Subject to change as stated in Clause 3 of this agreement.

SCHEDULE II
PART A

Description of Machinery	No. of Machineries	Identification mark if any

All tangible, movable assets and fixed machinery, immovable assets comprising of set-top boxes, Air conditioning Plant, Broadcasting Equipment – BASEBAND, Broadcasting Equipment – CAS, Broadcasting Equipment – COMPRESSION, Broadcasting Equipment – INSTALLATION, Encoder, Matrix – BASEBAND, PIRD, Radio Frequency - DOWN LINK, Radio Frequency – Test equipment, Radio Frequency – uplink, signal processor, Transmission equipment (sub system), Consumer Premises Equipments, signal strengthening equipment, cable wiring material, antennae, dishes, signal reflecting machines, Desk to desk signal processing and amplifying equipment, telecasting equipment, monitors and computer peripherals, office furniture and fixtures etc; where so ever situate or in transit belonging to the borrower

For Videocon d2h Limited

Director/Authorised Signatory

PART B
Specify the stocks, raw materials etc.,
PART C
All the present and fixture book-debts, outstandings, money receivables, claims, bills which are now due and owing or which may any time hereafter during the continuance of this security become due and owing to the Borrower in the course of his business by any person, firm, company or body corporate or by the Central Government or any State Government or any Government Department or office or any municipal or local or public or semi-governmental body or authority or any body corporate or undertaking or project whatsoever.
And pari pasu charge on DTH license and charge on Escrow A/c maintained with ICICI bank and IDBI Bank.
The common seal of the company is affixed
Pursuant to the board resolution passed on
Date: 14/10/2015 in the presence of:
Mr. Siddharth Somani
Mr.
Authorised signatories
For Videocon d2h Limited
Director/Authorised Signatory
(Borrower)
NOTE: When a Company is executing the document, the authorised signatory of the
Company must execute it with common Seal duly supported by Board Resolution.
Document
Checked
Date